Exhibit 99.1

     PAINCARE MODIFIES SENIOR MANAGEMENT BONUS ARRANGEMENT

     CEO Also Comments on 8K Filings Regarding Positive Outcome on Revising Private Placement Terms and Waiving Penalties Due Debt Holders

Orlando, FL – (PR NEWSWIRE) – May 30, 2006 – PainCare Holdings, Inc. (AMEX:PRZ), one of the nation’s leading providers of pain-focused medical and surgical solutions and services, today announced that certain members of its senior management team have waived approximately $1.6 million in bonuses earned, but not paid, over the past three years, and that PainCare has modified its compensation arrangements for future periods.

At the recommendation of senior management and with the approval of PainCare’s Compensation Committee and Board of Directors, CEO Randy Lubinsky, CFO Mark Szporka and President Ron Riewold have waived their contractual rights to receive bonuses, collectively representing approximately $1.6 million earned over 2003, 2004 and 2005, which were based on the level of EBITDA achieved in each given year. In future periods, these senior executives have agreed to reduce their annual bonus consideration to a flat payment of $200,000 per executive. However, at the sole discretion of the Compensation Committee and the Board of Directors, bonuses may be increased to an amount equal to 150% of each executive’s base salary based on positive performance. The Compensation Committee and Board of Directors also approved a proposal to immediately and fully vest all stock options earned by PainCare’s senior executives under the former compensation program.

Mark Szporka. PainCare’s CFO, noted, “The revision of our compensation arrangements is an important step in continuing to drive growth and profitability for the benefit of our shareholders. Randy, Ron and I felt that it was important to move from our historical EBITDA-based bonuses toward a fixed compensation arrangement that would more closely align the interests of management with those of our shareholders. By waiving our right to previously-earned bonuses, eliminating the EBITDA-based component in favor of a fixed compensation level, and vesting our former options, we believe we have put in place an incentive structure that will allow us to continue to attract, retain and motivate experienced management while tying our overall compensation level to the performance of PainCare’s common stock.

PainCare also reported that it filed two current reports on Form 8-K with the U.S. Securities and Exchange Commission on Monday, May 8, 2006. In the first, PainCare disclosed that it had entered into agreements with Laurus Master Fund, Ltd., Midsummer Investment, Ltd. and Islandia, L.P. providing for the cancellation of approximately 2.6 million warrants originally issued in connection with private placement transactions completed in 2003 and 2004 in return for approximately 1.3 million restricted shares of PainCare common stock. The closing of this transaction is subject to approval by the American Stock Exchange. Also, Paincare disclosed that it had entered into a Letter Agreement with HBK Investments L.P., PCRL Investments L.P. and Del Mar Master Fund providing for the one-time waiver of compliance with certain terms of its debt facility in exchange for a payment of $300,000.

PainCare CEO Randy Lubinsky noted, “By accelerating vesting of management options, we believe we will not be required to mark these options to market on a quarterly basis going forward. Similarly, by cancelling the warrants held by Laurus, Midsummer and Islandia, we believe we will no longer be required to mark these securities to market on a quarterly basis going forward. We are also pleased that our institutional lenders have agreed to waive any penalties we may have been subjected to due to our adoption of new accounting policies. By taking these actions, it was our goal to allow investors to clearly see the operating performance of our pain-focused physician practices, surgery centers and other profit centers without the impact of quarterly derivative accounting for the warrants we cancelled. I would remind investors that the elimination of quarterly charges for the cancelled warrants will begin being reflected in our financial results for the second quarter of 2006.”

About PainCare Holdings, Inc.

Headquartered in Orlando, Florida, PainCare Holdings, Inc. is one of the nation’s leading providers of pain-focused medical and surgical solutions and services. Through its proprietary network of acquired or managed physician practices and ambulatory surgery centers, and in partnership with independent physician practices and medical institutions throughout the United States and Canada, PainCare is committed to utilizing the most advanced science and technologies to diagnose and treat pain stemming from neurological and musculoskeletal conditions and disorders.

Through its majority-owned subsidiary, Amphora, the Company is also engaged in providing advanced Intraoperative Monitoring (IOM) and interpretation services to hospitals and surgeons; and through its wholly-owned subsidiary, Caperian, Inc., PainCare offers medical real estate and development services.

For more information on PainCare Holdings, please visit www.paincareholdings.com.

This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements, which may include statements regarding our future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses, future operating margins and other future or expected performance, are subject to the following risks: the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins; the inability to attract new patients by our owned practices, the managed practices and the limited management practice; increased competition, which could lead to negative pressure on our pricing and the need for increased marketing; the inability to maintain, establish or renew relationships with physician practices, whether due to competition or other factors; the inability to comply with regulatory requirements governing our owned practices the managed practices and the limited management practices; that projected operating efficiencies will not be achieved due to implementation difficulties or contractual spending commitments that cannot be reduced; and to the general risks associated with our businesses.

In addition to the risks and uncertainties discussed above you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in the reports that we have filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent our judgment as of the date of this release and you should not unduly rely on such statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the filing may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:
Media Relations
Suzanne Beranek at 407.475.0763 or via email at suzanne@beranekcommunications.com

Investor Relations
Dodi Handy, Elite Financial Communications Group, LLC
at 407.585.1080 or via email at prz@efcg.net